Exhibit 10.3

Medalist Fund Manager, Inc.

March 10, 2023

Medalist Diversified REIT, Inc.

Medalist Diversified Holdings, L.P.

1051 E. Cary Street, Suite 601

James Center Three

Richmond, Virginia 23219

Attn: Special Committee of the Board of Directors

Re:	Second Amendment to Management Agreement

Ladies and Gentlemen:

Reference is made to the Management Agreement, dated as of March 15, 2016 (the “Original Management Agreement”), by and among Medalist Diversified REIT, Inc., a Maryland corporation (“Medalist”), Medalist Diversified Holdings, L.P., a Delaware limited partnership (the “Operating Partnership”), and Medalist Fund Manager, Inc., a Virginia corporation (the “Manager”), as amended by the Letter Agreement, dated March 19, 2021 (the “First Amendment”), by and among Medalist, the Operating Partnership and the Manager (the Original Management Agreement, as amended by the First Amendment, being referred to herein as the “Current Management Agreement”). Capitalized terms used in this Letter Agreement (this “Letter Agreement”) but not defined herein have the meanings ascribed to them in the Original Management Agreement.

WHEREAS, on March 10, 2023, Medalist announced the formation by its Board of Directors (the “Board”) of a special committee of independent directors (the “Special Committee”) to explore potential strategic alternatives;

WHEREAS, in light of the exploration of potential strategic alternatives by the Special Committee, the parties hereto desire to amend the Current Management Agreement; and

WHEREAS, the Special Committee has determined that the arrangements provided for in this Letter Agreement are advisable and in the best interests of Medalist.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.Duties of the Manager. Without limiting the duties of the Manager under the Current Management Agreement, the Manager shall take all reasonable and appropriate actions as may be requested by the Special Committee or its independent financial advisors in connection with the Special Committee’s exploration of potential strategic alternatives and any transaction that may result from such exploration, including: (i) preparing, and participating in, presentations to interested third parties as to the Company’s business and affairs; (ii) preparing financial forecasts, projections and models, including, as applicable, to identify synergies, dis-synergies and other pro forma effects of strategic alternatives and transactions; and (iii) providing such other services as may be customary in furtherance of analyses and opinions of the Special Committee’s independent financial advisors and, as applicable, solicitation of stockholder votes in connection with a transaction.
2.Deferred Acquisition Fees. Reference is hereby made to the First Amendment, which provides for deferral of Acquisition Fees on the terms and conditions specified therein. As of the date of this Letter Agreement, the aggregate amount of the deferred Acquisition Fees is $352,717 (the “Deferred Acquisition Fee Amount”). The second paragraph of the First Amendment is hereby amended and restated in its entirety to read as follows: “The Deferred Acquisition Fee Amount shall be deferred until the earlier of: (i) the date that the public trading price of the Company’s common stock, as reported on the Nasdaq Capital Market, reaches a closing trading price of at least $5.00 per share (as the same may be proportionately adjusted to reflect a stock split or reverse stock split); (ii) the effective date of the termination of the Current Management Agreement as the result of an election by the Company to terminate the Current Management Agreement (other than on account of any of the events specified in clauses (i) through (vi) of Section 11(a) of the Current Management Agreement); and (iii) a Change in Control. The term “Change in Control” means any of the following events: (a) any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than a wholly-owned subsidiary of Medalist, becomes the beneficial owner of Medalist securities having 50% or more of the combined voting power of the then outstanding securities of Medalist; (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of Medalist after such transaction are held in the aggregate by the holders of Medalist securities entitled to vote generally immediately prior to such transaction; (iii) a complete liquidation or dissolution of Medalist; or (iv) the sale or other disposition of a Significant Amount of Assets of Medalist to any person or entity (other than a transfer to a subsidiary of Medalist). The term “Significant Amount of Assets” means more than fifty percent (50%) of the book value of the Company’s consolidated assets as of the date of this Letter Agreement.”
3.Termination Without Cause. Section 10(b) of the Current Management Agreement is hereby amended and restated in its entirety to read as follows: “The Company may, upon forty-five (45) days prior written notice, elect to terminate the Current Management Agreement at any time upon the affirmative vote of at least two-thirds of the independent directors of the Board. An election by the Company to terminate the Current Management Agreement shall be deemed to have been made (but with an effective date as provided below in this sentence) if the stockholders of the Company approve (i) a Transfer of Assets (as defined in Section 1-101(ee) of the Maryland General Corporation Law) or (ii) the voluntary dissolution of the Company; provided, however, that, in either such circumstance, the Termination Fee shall not be payable until the earlier of (a) the consummation of the Transfer of Assets or the voluntary dissolution of the Company and (b) the effective date of the termination, which, for purposes of this sentence, shall be the earlier of (I) the date of the acceptance for record of articles of dissolution by the Department of Assessments and Taxation for the State of Maryland and (II) the date specified by the Company (acting through the Board); provided further, however, that through the earlier of the dates provided for in the foregoing clauses (I) and (II), the Manager has not breached the Current Management Agreement in the performance of its duties. In the event the Company terminates the Current Management Agreement (other than on account of any of the events specified in clauses (i) through (vi) of Section 11(a) of the Current Management Agreement), the Company shall be obligated to pay the Termination Fee to the Manager within five (5) days following the effective date of the termination; and, in the event termination occurs after the date of a Change in Control, then the amount of the Termination Fee shall be fixed at the amount that would have been payable had the effective date of the termination occurred on the date of the Change of Control.
4.Entire Understanding. The Current Management Agreement, as amended by this Letter Agreement, contains the entire understanding of Medalist, the Operating Partnership and the Manager with respect to the subject matter hereof and supersedes any prior agreement among Medalist, the Operating Partnership and the Manager with respect to the subject matter hereof.
5.Counterparts. This Letter Agreement may be executed in counterparts and electronic, facsimile and PDF signatures are valid as originals.

[Remainder of the Page Intentionally Blank]

If the foregoing accurately sets forth your understanding of our agreement, please sign and return the enclosed copy of this Letter Agreement.

Very truly yours,

MEDALIST FUND MANAGER, INC.

By:	/s/ William R. Elliot
Name:	William R. Elliott
Title:	Co-President and Director

By:	/s/ Thomas E. Messier
Name:	Thomas E. Messier
Title:	Co-President and Director

AGREED:

MEDALIST DIVERSIFIED REIT, INC.

/s/
By:	/s/ Timothy O’Brien
Name:	Timothy O’Brien
Title:	Independent Director

MEDALIST DIVERSIFIED HOLDINGS, L.P.

By: Medalist Diversified REIT, Inc., its General Partner

By:	/s/ Timothy O’Brien
Name:	Timothy O’Brien
Title:	Independent Director